UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2016

PIONEER NATURAL RESOURCES COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-13245	75-2702753
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5205 N. O’Connor Blvd., Suite 200, Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

(972) 444-9001

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On January 5, 2016, Pioneer Natural Resources Company (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, as representatives of the underwriters named therein (together, the “Underwriters”), in connection with an underwritten public offering (the “Offering”) of 12,000,000 shares of the Company’s common stock at a price to the public of $117.00 per share. Pursuant to the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 1,800,000 shares of the Company’s common stock. Closing of the Offering is expected to occur on January 11, 2016. A legal opinion related to the Offering is filed herewith as Exhibit 5.1.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities. Furthermore, the Company has agreed with the Underwriters not to offer or sell any shares of its common stock (or securities convertible into or exchangeable for common stock), subject to certain exceptions, for a period of 60 days after the date of the Underwriting Agreement without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc.

As more fully described under the caption “Underwriting” in the prospectus supplement dated January 5, 2016, filed with the Securities and Exchange Commission on January 7, 2016, certain of the Underwriters and their respective affiliates have performed commercial banking, investment banking and advisory services for the Company for which they have received customary fees and reimbursement of expenses, and certain of the Underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Affiliates of certain of the Underwriters and their respective affiliates may be lenders, and in some cases, agents or managers for the lenders, under the Company’s credit facility. Certain of the Underwriters and their respective affiliates have been, and may in the future be, counterparties to certain derivatives transactions with the Company.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is filed herewith as Exhibit 1.1 and incorporated herein by reference.

Item 2.06.	Material Impairments

On January 4, 2016, management determined that, as previously reported, during the fourth quarter of 2015, the Company may recognize unusual noncash impairment charges related to reducing the carrying value of its (i) proved oil and gas properties by $800 million to $1.0 billion (principally related to reducing the carrying value of its Eagle Ford Shale assets as a result of low oil, gas and natural gas liquids prices) and (ii) pipe inventory by $50 million to $70 million, as the inventory is not expected to be used primarily as a result of eliminating vertical well drilling. Any such impairment charges are subject to review by the audit committee of the Company’s board of directors and the completion of the Company’s financial closing procedures. Accordingly, these results are subject to change.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

1.1 –	Underwriting Agreement, dated January 5, 2016, by and among Pioneer Natural Resources Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, as representatives to the underwriters named therein.

5.1 –	Opinion of Vinson & Elkins L.L.P.

23.1 –	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ Mark H. Kleinman Mark H. Kleinman Senior Vice President and General Counsel

Dated: January 8, 2016

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement, dated January 5, 2016, by and among Pioneer Natural Resources Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, as representatives to the underwriters named therein.

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).